Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of U-Store-It Trust on Form S-8 of our report dated August 25, 2004, related to the Summary of Historical Information Relating to Operating Revenues and Specific Expenses for Selected Storage Facilities of Metro Storage LLC for the year ended December 31, 2003, which appears in the Prospectus, which is part of the Registration Statement on Form S-11 (File No. 333-117848).

/s/ McGladrey & Pullen, LLP
Chicago, Illinois
October 26, 2004